Contact: William Schmitt, QMed, Inc. – 732-544-5544 x1112

QMed, Inc. Receives NASDAQ Letter

Eatontown, New Jersey, December 24, 2007 – QMed, Inc., (NASDAQ Symbol: QMED) today announced that it has received a letter from Nasdaq indicating, that for the last 30 business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310(c) (8) (D), the Company will be provided 180 calendar days, or until June 16, 2008 to regain compliance. If, at any time before June 16, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will be provided written notification that it complies with the Rule.

If compliance with this Rule cannot be demonstrated by June 16, 2008, Nasdaq Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, the Company will be notified that it will be granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Company will receive written notification from Nasdaq Staff that the Company’s securities will be delisted. At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.

About QMed, Inc.

QMed has developed evidence-based clinical information management systems for use by health plan customers. The QMed systems incorporate Disease Management services to patients and decision support to physicians. The Company’s subsidiaries have specialized in serving high-risk populations of Medicare beneficiaries.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of business and operational conditions, competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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